United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2008

Stamford Industrial Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25781 (Commission File Number)	41-1844584 (IRS Employer Identification Number)

One Landmark Square, 21st Floor, Stamford Connecticut (Address of principal executive offices)	06901 (Zip Code)

Registrant’s telephone number, including area code: (203) 428-2202

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Reference is made to the information set forth below in Item 3.03 below, with respect to an amendment of the Company's Rights Agreement.

Reference is made to the information set forth below in Item 5.02, with respect to a Restricted Stock Award to Albert W. Weggeman, the Company's President and Chief Executive Officer.

Item 2.02	Results of Operations and Financial Condition.

On February 11, 2008, the Company issued a press release announcing, among other things, certain preliminary, unaudited financial results for the year ended December 31, 2007. A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by reference.

The earnings press release contains the non-GAAP measure of diluted earnings per share before non-cash expenses, because the Company believes that it enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, to the nearest GAAP measure, a better baseline for modeling future earnings expectations. The Company has provided a reconciliation in the earnings release of the non-GAAP financial measure of diluted earnings per share before non-cash expenses to the most directly comparable GAAP financial measure. The Company’s management, however, cannot provide any assurance that the above-referenced non-GAAP financial measure is comparable to similarly titled financial measures presented by other publicly-traded companies. The non-GAAP financial measure described above should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP that are presented in the earnings release.

The earnings information in this Form 8-K and Exhibit 99.1 filed with this Current Report shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 3.03.	Material Modification to Rights of Security Holders.

On February 11, 2008, the Company entered into Amendment No. 4 (“Amendment No. 4”) to the Rights Agreement, dated as of June 1, 2001, between the Company and Wells Fargo Bank Minnesota, N.A. (“Wells Fargo”), as amended (as so amended, the "Rights Agreement").
Amendment No. 4 decreases the trigger threshold to 4.9%, from 15%, as the amount of the Company’s outstanding Common Stock that a person must beneficially own before being deemed to be an “Acquiring Person” under the Rights Agreement. Stockholders who own 4.9% or more of the Company’s outstanding Common Stock as of the effective date of the amendment would not trigger the Rights Agreement so long as they do not subsequently increase their ownership of the Company’s Common Stock. Amendment No. 4 also provides that if a person inadvertently becomes an Acquiring Person by acquiring shares of Common Stock of the Company, and thereafter promptly disposes of shares to bring its ownership of shares below 4.9% of the Common Stock, such person shall not be deemed an Acquiring Person. The rights agent under Amendment No. 4 is American Stock Transfer and Trust Company, which is also the Company's transfer agent. A copy of Amendment No. 4 is attached hereto as Exhibit 4.1.

The Board determined that Amendment No. 4 would be in the best interests of the Company and its stockholders, because it is expected to assist in limiting the number of 5% or more owners and thus is expected to reduce the risk of a possible “change of ownership” under Section 382 of the Internal Revenue Code of 1986 as amended. Any such “change of ownership” under these rules would limit or eliminate the ability of the Company to use its existing NOL’s for federal income tax purposes. There is no guaranty that the objective of Amendment No. 4 of preserving the value of the NOL’s will be achieved. There is a possibility that certain stock transactions may be completed by stockholders or prospective stockholders that could trigger a “change of ownership,” and there are other limitations on the use of NOL’s set forth in the Internal Revenue Code.

The above summary of the terms of Amendment No. 4 is qualified in its entirety by the text of Amendment No. 4, a copy of which is filed herewith, and the other provisions of the Rights Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 6, 2008, the Company issued to Albert W. Weggeman, the Company's President and Chief Executive Officer, a restricted stock award of 56,818 shares of Common Stock pursuant to the Company's 2007 Stock Incentive Plan (the "Plan"). The terms of the award provide that the award would vest and Mr. Weggeman would be entitled to receive the Common Stock on the earliest to occur of (i) a Change-of-Control Event as defined in the Plan, (ii) the termination of his employment by the Company without "cause" as defined in the Plan and his Employment Agreement, and (iii) the third anniversary of the grant of the restricted stock award, provided that he is then employed by the Company as its President and Chief Executive Officer. The award would become fully vested on the occurrence of the earliest of the aforesaid events.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	4.1	Amendment No. 4 dated as of February 11, 2008, of the Rights Agreement dated as of June 1, 2001, between the Company and Wells Fargo Bank Minnesota, N.A., as rights agent.

	99.1	Press release issued February 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2008	Stamford Industrial Group, Inc. By: /s/ Jonathan LaBarre Jonathan LaBarre Chief Financial Officer

Exhibit Index

4.1	Amendment No. 4 dated as of February 11, 2008, of the Rights Agreement dated as of June 1, 2001, between the Company and Wells Fargo Bank Minnesota, N.A., as rights agent.

99.1	Press release issued February 11, 2008.